EXHIBIT 2.H


                                                                CONFORMED COPY




                               LOCK-UP AGREEMENT

          LOCK-UP AGREEMENT, dated as of March 2, 2004 (this "Agreement"), between Interbrew S.A., a public limited company organized under the laws of the Kingdom of Belgium ("Interbrew"), and each person listed on Exhibit A hereto (each, a "Shareholder" and collectively, the "Shareholders").

          Whereas, Interbrew, the Stichting, EPS and the SB Group Companies named therein are, concurrently with the execution and delivery of this Agreement, entering into a Contribution and Subscription Agreement, dated as of the date hereof (the "Contribution and Subscription Agreement");

          WHEREAS, the parties desire to take all action necessary or desirable to complete the transactions contemplated by the Contribution and Subscription Agreement in accordance with the terms thereof as soon as practicable;

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

          Section 1. Share Ownership. Each Shareholder hereby represents and warrants, jointly and severally, to Interbrew, that the number of shares of common stock (and, in each case, the name of the holder(s) of record thereof), without par value, of Companhia de Bebidas das Americas-AmBev, a corporation organized under the laws of the Federative Republic of Brazil ("AmBev", and such common stock, the "AmBev Common Stock"), and preferred stock, without par value, of AmBev (the "AmBev Preferred Stock") listed next to such Shareholder's name on Annex A (with respect to each Shareholder, collectively, the "AmBev Shares), are, and at the Closing Date, will be the number of AmBev Shares (and, in each case, the name of the holder(s) of record thereof) (i) in respect of which such Shareholder has, directly or indirectly, the right to vote, or direct the voting (collectively, with respect to each Shareholder, "AmBev Voting Shares") and (ii) in respect of which such Shareholder has, directly or indirectly, to the right of disposition (collectively, with respect to each Shareholder, "AmBev Disposition Shares").

          Section 2. Transfer Restrictions. Each Shareholder hereby agrees, jointly and severally, while this Agreement is in effect, except as expressly contemplated hereby and under the Contribution and Subscription Agreement, not to sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift), directly or indirectly, or permit any lien, charge or other interest to exist on (collectively, "Transfer"), or consent to or permit any Transfer of, any of the AmBev Disposition Shares or any interest therein, or enter into any contract, option or other arrangement with respect to the Transfer (including any profit sharing or derivative arrangement having an economic effect similar to the Transfer) of any of such AmBev Disposition Shares or any interest therein, any AmBev Disposition Shares acquired by the Shareholder after the date


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hereof, any securities exercisable or exchangeable for or convertible into
AmBev Disposition Shares, any other capital stock of AmBev or any interest in any of the foregoing to any person.

          Section 3. Agreement to Vote in Favor of Transactions. Each Shareholder agrees, jointly and severally, that, from and after the date hereof and until the Termination Date, at any meeting of the shareholders of any person through which such Shareholder, at any time prior to the Termination Date, holds a direct or indirect interest in AmBev (each such person, a "Shareholder Company"), however called, or in connection with any written consent of the shareholders of any Shareholder Company, the Shareholder shall, and shall cause each Shareholder Company to:

          (a) appear at each such meeting or otherwise cause all such Shareholder's AmBev Voting Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of such Shareholder's AmBev Voting Shares, in favor of the Contribution and Subscription Agreement and all other action, corporate or otherwise, requested in furtherance of the transactions contemplated thereunder; and (ii) against any action or agreement submitted for approval of such Shareholder Company that would, to the best of such Shareholder's knowledge, result in a breach of any covenant, representation or warranty or any other obligation or agreement of a Shareholder Company contained in the Contribution and Subscription Agreement or of the Shareholder contained in this Agreement.

          Section 4. Termination. This Agreement shall terminate on the earlier of (a) the Closing Date (as such term is defined in the Contribution and Subscription Agreement), and (b) the date of termination of the Contribution and Subscription Agreement pursuant to Section 12.01 thereof except with respect to Section 2, which shall terminate on the earlier of (a) the Closing Date (as such term is defined in the Contribution and Subscription Agreement), (b) the date of termination of the Contribution and Subscription Agreement pursuant to Section 12.01 thereof and (c) June 30, 2005.

          Section 5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Interbrew any direct or indirect ownership or incidence of ownership of or with respect to any AmBev Shares. All rights, ownership and economic benefits of and relating to the AmBev Shares shall remain vested in and belong to the Shareholder, and Interbrew shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of AmBev or exercise any power or authority to direct the Shareholder in the voting of any of the AmBev Shares, except as otherwise provided herein.

          Section 6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):



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          (a) if to Interbrew to:

                            Interbrew S.A.
                            Vaartstraat 94/4
                            3000 Leuven
                            Belgium
                            Fax:  +32.16.31.54.46
                            Attention of Senior VP Legal, Corporate Secretary

                            with a copy to:

                            Sullivan & Cromwell LLP
                            1 New Fetter Lane
                            London EC4A 1AN
                            England
                            Fax: 011-4420-7959-8950
                            Attention:  George H. White

          (b) if to Shareholder to the address listed below to the Shareholder's name on Annex A hereto.

          Section 7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties to this Agreement and delivered to the other parties, it being understood that all parties to this Agreement need not sign the same counterpart. An executed counterpart of this Agreement delivered by fax or other means of electronic communication shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

          Section 8. Entire Agreement. This Agreement (together with the Contribution and Subscription Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties to this Agreement with respect to the subject matter hereof.

          Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

          Section 10. Amendment. This Agreement may not be amended in respect of any Shareholder except by an instrument in writing signed by or on behalf of such Shareholder.

          Section 11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties to this Agreement further agrees to waive any

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


requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

          Section 12. Severability. Any term or provision of this Agreement which is determined by an arbitrator or court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners. Upon any such determination, the parties to this Agreement shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties to this Agreement.

          Section 13. Arbitration. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce in accordance with the procedures set forth in the Contribution and Subscription Agreement.



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          IN WITNESS WHEREOF, the parties to this Agreement have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.



                                            Interbrew S.A.



                                            by


                                            /s/ John F. Brock
                                            -----------------------------------
                                            Name:  John F. BROCK
                                            Title:  Chief Executive Officer


                                            by

                                            /s/ Francois Jaclot
                                            -----------------------------------
                                            Name:  Francois JACLOT
                                            Title:  Chief Financial Officer


WITNESSES:


/s/ Jean Louis Van de Perre
------------------------------------
Name:  Jean Louis Van de Perre
ID Card: 161 0029528 54



/s/ Catherine Noirfalisse
------------------------------------
Name:  Catherine Noirfalisse
ID Card:  161 0019803 29


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

                                            /s/ Marcel Herrmann Telles
                                            -----------------------------------
                                            Marcel Herrmann Telles






WITNESSES

/s/ Marcio Aparecido Alves Correa
--------------------------------------------
Name:  Marcio Aparecido Alves Correa
R.G.:  14.114.166
CPF:  076.009.498-57



/s/ Tatiana Buzalaf de Andrade e Silva
--------------------------------------------
Name:  Tatiana Buzalaf de Andrade e Silva
R.G.:  6.122.637-0 SSP/PR
CPF:  021.829.769-65


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                                            /s/ Carlos Alberto Da Veiga Sicupira
                                            ------------------------------------
                                            Carlos Alberto Da Veiga Sicupira






WITNESSES

/s/ Marcio Aparecido Alves Correa
--------------------------------------------
Name:  Marcio Aparecido Alves Correa
R.G.:  14.114.166
CPF:  076.009.498-57



/s/ Tatiana Buzalaf de Andrade e Silva
--------------------------------------------
Name:  Tatiana Buzalaf de Andrade e Silva
R.G.:  6.122.637-0 SSP/PR
CPF:  021.829.769-65



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


                                            /s/ Jorge Paulo Lemann
                                            -----------------------------------
                                            Jorge Paulo Lemann






WITNESSES

/s/ Marcio Aparecido Alves Correa
--------------------------------------------
Name:  Marcio Aparecido Alves Correa
R.G.:  14.114.166
CPF:   076.009.498-57



/s/ Tatiana Buzalaf de Andrade e Silva
--------------------------------------------
Name:  Tatiana Buzalaf de Andrade e Silva
R.G.:  6.122.637-0 SSP/PR
CPF:   021.829.769-65



                                     -8-
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                                    Annex A



                                    AmBev Common Stock[1] AmBev Preferred Stock
                                    ------------------    ---------------------

Marcel Herrmann Telles                  8,253,913,260            213,145,000


Rua Dr. Renato Paes de Barros
1017, 04530-001, Sao Paulo, SP,
Brazil



Carlos Alberto Da Veiga Sicupira        8,253,913,260


Avenida Brigadeiro Faria Lima,
3729 - 7o. andar, CEP 04538-905,
Sao Paulo, SP, Brazil



Jorge Paulo Lemann                      8,253,913,260


Avenida Brigadeiro Faria Lima,
3729 - 7o. andar, CEP 04538-905,
Sao Paulo, SP, Brazil






















1. Of the AmBev Common Stock included in the AmBev Disposition Shares the record owners are as follows: (i) S-Braco Participacoes S.A. owns 888,214,820 AmBev common shares, Braco S.A. owns 3,326,130,215 AmBev common shares, Empresa de Administracao e Participacoes S.A. - Ecap owns 4,039,568,225 AmBev common shares.


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